AMENDMENT  NO. 1, dated August 3, 1998 to Agreement  and Plan of Merger
(the "Agreement") made as of July 24, 1998, by and among COMC, Inc., an Illinois corporation with an office at 400 North Glenoaks Boulevard, Burbank, California 91502 (the "Company"), COMC Acquisition Corp., a California corporation and a wholly owned subsidiary of the Company having an address c/o the Company ("Subsidiary"), ICF Communication Systems Inc., a California corporation having an office at 2840 Howe Road, Suite D, Martinez, California 94553-4000 ("ICF"), William M. Burns, having an address at 121 Stonehaus, Martinez, California 94553 ("Burns"), Charles E. Lincoln, having an address at 205 Carol Court, Alamo, California 94507 ("Lincoln," together with Burns herein sometimes referred to as the "Shareholders"). Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                              W I T N E S S E T H :

         WHEREAS, the parties to the Agreement have agreed to certain amendments to the Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and representations and warranties hereinafter set forth, the parties hereby agree as follows:

         1. Article 2.4(d) is hereby amended to read as follows:

         "(d) Directors and Officers. Effective on the Closing Date, the Board of Directors of the Surviving Corporation shall consist of all members of the Board of Directors of the Company immediately after the Closing and two individuals nominated by Lincoln and Burns who must be employees of the Surviving Corporation. Burns shall be appointed President and Lincoln shall be appointed Chairman of the Surviving Corporation. In addition, one person to be designated by Burns and Lincoln shall be appointed as an executive officer of the Surviving Corporation. Ernie Mauritson shall be appointed Chief Financial Officer of the Surviving Corporation."

         2. Article 2.5(a) is hereby amended to read as follows:

         "(a) Upon consummation of the Merger, all shares of ICF Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof be canceled and the holders of said shares immediately prior to the Effective Date shall by virtue of the Merger and without any action on their part have the right to receive:

               (i)   $1,500,000 in cash to be paid at the Closing;

               (ii) $1,500,000 on January 5, 1999 under the terms of two separate secured promissory notes in the form attached hereto as Exhibit F (the "Secured Notes");

               (iii) $1,000,000  on  January  4,  1999  under the
                     terms of two separate promissory notes in the form attached hereto as Exhibit B;

               (iv) $1,000,000 on the first anniversary of the Closing under the terms of two separate promissory notes in the form attached hereto as Exhibit C (together with the Secured Notes and the promissory notes under paragraph (iii)hereof, the "Promissory Notes"); and

               (v)  $9,000,000 in shares of Common Stock."

         3. There shall be added a new Section 2.5(e) which shall read as follows:

         "(e) The Secured Notes shall be entitled to the benefits of a Pledge and Security Agreement in the form attached hereto as Exhibit G."

         4. Exhibits F and G are attached to this Amendment.

         5. Other than as specifically set forth herein, the Agreement is in all respects ratified and confirmed.

         6. This Amendment may be executed in counterparts and by facsimile transmission.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

COMC, INC.


By:

COMC ACQUISITION CORP.


By:


ICF COMMUNICATION SYSTEMS, INC.


By:




Charles E. Lincoln



William M. Burns

                                                                       EXHIBIT F

                         FORM OF SECURED PROMISSORY NOTE



$750,000

August ___, 1998

         For value received, COMC, INC., an Illinois corporation having an address 400 North Glenoaks Boulevard, Burbank, California 91502 ("Maker"), hereby promises to pay to Charles E. Lincoln ("Payee"), at his office at 205 Carol Court, Alamo, California 94507, or at such other place as Payee shall from time to time designate to Maker in writing, the sum set forth above. Interest shall accrue on the principal amount from time to time outstanding and unpaid at the rate of 8% per annum (10% in the event of a default). Principal and interest accruing on this Note shall be payable on January 5, 1999, subject to prepayment as hereinafter provided. This Note is executed in accordance with the terms of that certain Agreement and Plan of Merger dated __________, 1998 by and between Maker, COMC Acquisition, Inc., ICF Communication Systems, Inc., Charles Lincoln and William M. Burns (as subsequently amended, the "Agreement"). In the event of a default in the payment of principal or interest, Maker, at the option of Payee, will issue to Payee shares of Maker's Common Stock par value $.01 (the "Common Stock"), valued in accordance with Section 2.5(b) of the Agreement.

         The principal due hereunder may be paid in whole, or in partial payments at any time before it is payable under this Note without premium or penalty.

         The entire principal amount of this Note, together with accrued interest, shall be payable on the occurrence of any of the following events (each an "Event of Default"):

         A. Maker shall be in default in the payment of principal or interest due and demanded under this Note;

         B. Payee shall be dismissed without cause as defined in that certain Employment Agreement of even date hereof between Payee and COMC Acquisition Corp. or its successor;

         C. a judgment in any amount is rendered against the Maker and the same shall remain undischarged for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed; or

         D. Maker shall suspend or discontinue doing business for any reason, become insolvent, call a meeting of creditors, have a creditors' committee appointed, make a general assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due or shall commence or shall have commenced against it any action or proceeding for relief under the United States Bankruptcy Code or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the United States Bankruptcy Code or any other present or future statute, law or regulation or shall file any answer admitting or not contesting the allegations of a petition filed against it in any such proceeding or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Maker, or all or any part of its properties or assets, or shall have its assets attached or be subject to receivership.

         In the event of a default of Maker's obligation to make the principal payment hereunder, it will, in lieu of cash at Payee's option, forthwith issue to Payee 500,000 shares of Common Stock plus an amount in shares of Common Stock (valued at a price of $1.50 per share) equal to the accrued interest due hereunder. The number of shares of Common Stock to be issued hereunder (and the Closing Price, as defined in the Agreement, as appropriate) shall be adjusted in the event of a stock split or other type of corporate reorganization. As a condition to the issuance of Common Stock, to assure compliance with federal and state securities laws, Payee shall be required to execute and deliver to the Company an instrument certifying that the shares of Common Stock are being acquired for the sole account of Payee and not with a view to any resale or distribution.

         The Common Stock to be issued under the preceding sentence shall be included in the Registration Statement (as defined in the Agreement). In the event that Maker shall have filed the Registration Statement prior to the issuance of the Common Stock, it shall, prior to effectiveness of the Registration Statement, file an amendment to the Registration Statement to include the Common Stock in the Registration Statement. If the Registration Statement shall have become effective prior to the issuance of the Common Stock, the Company shall as soon as possible file a new registration statement with respect to the Common Stock under the same terms (other than the time period to allow registration) set forth in the Agreement. Maker shall pay all expenses of the registration hereunder. In no event, however, shall Maker pay Payee's underwriting discounts or the fees of Payee's personal counsel.

         In addition, if Maker at any time proposes to register any of its securities under the Securities Act of 1933, as amended, for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Common Stock for sale to the public), it will give written notice to Payee of its intention so to do. Upon the written request of Payee, Maker will use its best efforts to cause the Common Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by Maker. In the event that any registration pursuant to this subsection shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Common Stock to be included in such an underwriting may be reduced if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Maker therein.

         Any and all notices or other communications required or permitted to be given under any of the provisions of this Note shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class certified mail, return receipt requested, addressed to the parties at their respective addresses set forth above (or at such other address as any party may specify by notice to all other parties given as aforesaid).

         This Note is entitled to the benefits of and secured by that certain Pledge and Security Agreement of even date herewith by and between Payee and COMC Acquisition Corp., a California corporation and wholly-owned subsidiary of Maker.

         This Note shall be governed by, and interpreted and construed in accordance with, and be under the jurisdiction of the laws of the State of California. All disputes relating to the interpretation and enforcement of the provisions of this Note shall be resolved and determined exclusively by the state or federal courts sitting in the County of Santa Clara, California, and such courts are hereby granted exclusive jurisdiction for such purpose. Trial by jury is waived. Service of process shall be effective when given by certified mail or private courier at the address above written. The holder of this Note shall be entitled on demand to recover costs of collection, which costs shall accrue interest payable on demand at the rate set forth above. This Note may not be changed or terminated orally.

         In the event of any litigation or arbitration arising under this Note, proceeds to judgment or an award, the losing party of any claim arising thereunder shall pay to the prevailing party all of its costs and expenses incurred in connection with the prosecution or defense of such claim including, but not limited to, any and all reasonable attorney's fees.



                                   COMC, INC.


                                    By: